Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Marwynn Holdings, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value	(1)	Other	15,532,083	$0.77	$11,959,703.91	0.0001381	$1,651.64

Total Offering Amounts:							$11,959,703.91		1,651.64
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$1,651.64

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low sales prices of the registrant’s common stock of $0.77 per share as reported on The Nasdaq Capital Market on November 21, 2025, a date within five business days prior to the filing of the registration statement to which this exhibit is attached, pursuant to Rule 457(c) under the Securities Act.

Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction. The proposed maximum initial offering price per security will be determined, from time to time, by the registrant in connection with the sale of the securities under this Registration Statement.